Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Ray Singleton
(303) 296-3076

Basic Earth Updates Canadian Exploration Effort

Denver, Colorado, July 7, 2003—Basic Earth Science Systems, Inc. (Basic) (OTCBB:BSIC) reported today that Legent Resources Corporation (Legent), its wholly-owned Canadian subsidiary, has set casing on its second exploration effort in Canada, the Oungre 10-16-2-14W2. Setting casing in a well represents a decision to continue operations past the drilling phase to determine if commercial production can be established. The well, operated by Zinke & Trumbo Canada Corp, is approximately one mile south of the town of Oungre, Saskatchewan. Legent has a 12.5% interest in this well. In December 2002, Legent’s first exploration well, the Freestone 46C-18-9-6, was a dry hole.

“We are cautiously optimistic by the possibilities that this decision represents to Basic,” explained Ray Singleton, the company’s president. “Unfortunately, the Oungre well’s primary target, the Red River formation, was not adequately developed at this location and was incapable of commercial production. However, the Company has decided to set casing in order to further evaluate secondary objectives that were encountered during drilling operations.”

Basic is an oil and gas exploration and production company with primary operations in both the Canadian and U.S. portions of the Williston basin, south Texas and Colorado. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “if,” “potential,” “possible,” “should,” “would,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Annual Report on Form 10-KSB for the Fiscal Year Ended March 31, 2003, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.